Exhibit 10.1

LEASE

WELLS FUND XI-FUND XII-REIT JOINT VENTURE

(LANDLORD)

AND

CATERPILLAR INC.

(TENANT)

GREENVILLE, SC FACILITY

LEASE

THIS LEASE (“Lease”) is made and entered into effective as of January 1, 2007 (“Effective Date”), between The Wells Fund XI-Fund XII-REIT Joint Venture (“Landlord”), and Caterpillar Inc., a Delaware corporation (“Tenant”).

RECITALS:

A.    Landlord is the owner of certain real property as described herein and which is located at 111 Southchase Boulevard, Fountain Inn, South Carolina.

B.    Tenant desires to lease from Landlord and Landlord desires to lease to Tenant the Premises (as defined below), on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

AGREEMENT:

1.    PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms and conditions of this Lease, for the term and at the rent stated herein, the approximately 168,087 square foot building (the “Building”) located on the parcel of land described in Exhibit A hereto (the “Land”), improvements located thereon, including parking, and certain additional improvements or upfits to be constructed thereon to meet Tenant’s needs, and all easements, rights and appurtenances thereto including non-exclusive common areas (the Land, Building and improvements are collectively called the “Premises”). The improvements are to be constructed by Landlord pursuant to the terms of the attached Exhibit B (“Landlord’s Work”) according to the Plans (as defined in Exhibit B) which are based on the Specifications described in the attached Exhibit C.

All references in this Lease to square footage are in terms of gross square feet unless otherwise stated. All measurements shall be in accordance with the Building Owners and Management Association (“BOMA”) standards. Tenant has the right to independently verify the square footage calculation.

2.    TERM. The initial term of this Lease shall commence on the Effective Date and shall extend for sixty (60) months (“Initial Term”). The Initial Term, as it may be extended by any Renewal Terms described in Section 25 below is referred to as the “Term”.

3.    RENT. Subject to any exceptions described in Exhibit B, during the Initial Term of the Lease, beginning on the first day of the Initial Term, Tenant shall pay rent to Landlord on an annual basis in the amount of $3.85 per gross square foot, payable in monthly installments of Fifty-Three Thousand Nine Hundred Twenty-Seven and 91/100 Dollars ($53,927.91) (“Base Rent”). Each installment of Base Rent shall be paid on the first day of each month of the Term without demand. If the Initial Term commences on a day other than the first day of a month, then Tenant shall pay a pro-rata Base Rent payment for the partial month upon the commencement of the Initial Term. Base Rent during any Renewal Terms is described in Section 25 below.

During the Term, the Base Rent shall automatically increase effective on the anniversary of the first day of the Initial Term at a rate equal to two and one-half percent (2.5%).

4.    TAXES.

a.

Tenant shall pay when due all real property taxes and assessments assessed, imposed, or levied against the Premises (or its proportionate share on a square footage basis if not separately assessed) during the Term, subject to a proportionate adjustment in the first and last years for the portion of such years not included in the Term of this Lease and subject to subsection (b) below. At Landlord’s election and upon Landlord’s notice to Tenant, Tenant shall either pay such taxes directly to the taxing authority, or to Landlord within thirty (30) days of receiving from Landlord a copy of Landlord’s receipt evidencing payment to the taxing authority. Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall endeavor to have all personal property taxed separately from the Premises.

b.

Tenant reserves the right to contest said real property taxes and assessments at its own cost and expense (including any reasonable costs or fees incurred by Landlord), and any refunds resulting therefrom shall be the property of Tenant. Upon the final determination of any proceeding or contest, Tenant shall pay the taxes due, together with all costs, charges, interest and penalties incidental to the proceedings. If, for whatever reason, Tenant elects not to contest said real property taxes, Landlord may do so, and refunds resulting therefrom (less deductions for Landlord’s out-of-pocket expenses incurred in the contest) shall be the property of Tenant.

c.

Any special assessments that can be paid over time rather than in a lump sum shall be paid over a reasonable duration as permitted by law, and Tenant shall only be liable for the payments made by Landlord during the Term. If the Premises are not separately assessed, Landlord shall reasonably determine Tenant’s proportionate share of the real property taxes payable by Tenant under this Lease.

5.    UTILITIES. Tenant shall pay, directly to the provider, all charges for heat, electricity, and other public utilities incurred by the Tenant in the use of the Premises, including sewer user fees and sanitary charges.

6.    TENANT INSURANCE.

a.

Tenant Insurance – Throughout the Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A VII or better rating and S&P rating of at least A-:

1.

Commercial General Liability (“CGL”) insurance (written on an occurrence basis) with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual general aggregate (on a per location basis), Two Million Dollars ($2,000,000) products/completed operations aggregate, One Million Dollars ($1,000,000) personal and advertising injury liability, Fifty Thousand Dollars ($50,000) fire damage legal liability, and Five Thousand Dollars ($5,000) medical payments. CGL insurance shall be written on ISO occurrence form CG 2010 (or a substitute form providing equivalent or broader coverage) and shall cover liability arising from Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury and liability assumed under an insured contract.

2.

Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

3.

Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident.

4.

Umbrella/Excess Insurance coverage on a follow form basis in excess of the CGL, Employers Liability and Commercial Auto Policy with limits not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

5.

Property Insurance. Throughout the Term, Tenant shall obtain and maintain Commercial all risk property insurance covering the Building, its foundations when the loss is part of a covered peril, Tenant’s leasehold improvements, heating, ventilating and air conditioning equipment, machinery and personal property in an amount not less not less than one hundred percent (100%) of their full replacement value as mutually determined by Landlord and Tenant. Coverage shall also include cost of removal of the Building and construction of a new building of like size, kind and quality in accordance with applicable zoning ordinances and building codes and shall insure against the risk included in all risk policy including coverage for terrorism, earth movement, mold when the loss is part of a covered peril and flood. Coverage shall be in an amount sufficient to prevent Tenant or Landlord from becoming a co-insurer of any loss under the applicable policies, but in any event in an amount not less than one hundred percent (100%) of the full insurable value. Coverage shall be written with companies with an A.M. Best A VII or better rating and S&P rating of at least A-. Landlord shall be named as a loss payee. Any applicable mortgagee shall be included a mortgage under standard mortgagee policy provision.

Landlord shall be a loss payee on the Property Insurance policy and any lender shall be a named mortgagee. Property insurance shall (1) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and Landlord’s Representatives from any and all Property liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by Property insurance carried or required to be carried under this Lease); (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord’s Representatives in connection with any Property loss or damage covered by such policy; (3) be reasonably acceptable in form and content to Landlord; and (4) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice of such proposed action. Tenant shall deliver its standard generic liability form for all liability and property insurance and a FM Global certificate with respect to all commercial property insurance to Landlord on or before the Effective Date and upon policy expiration. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the Term and thereafter within thirty (30) days following Landlord’s request during the Term (and in any event within thirty (30) days prior to the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) days’ prior notice to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent upon written invoice therefore.

b.

In lieu of maintaining insurance policies, Tenant may self-insure against any risks related to this Lease, provided Tenant maintains a net worth (as shown by its financial statements audited in accordance with generally accepted accounting principles) of not less than One Hundred Million Dollars ($100,000,000.00) and maintains a credit rating according to Standard & Poor’s of BBB+ or better. Tenant’s waiver of subrogation and release of Landlord for liabilities covered by insurance as set forth in Article 10 shall not extend to liabilities otherwise required under this Lease to be insured against but with respect to which tenant has elected to self-insure in whole or in part, as well liabilities encompassed by the insurance maintained by Tenant.

c.

Tenant shall also cause its contractors and subcontractors to carry workers compensation insurance in the statutorily required amounts, and a commercial general liability policy of at least $1,000,000.00, with such policy naming Landlord and Tenant as additional insureds in such policy.

7.    LANDLORD’S LIABILITY INSURANCE. Landlord at its expense shall maintain commercial general public liability insurance and an umbrella liability policy arising out of Landlord’s ownership and its duties, with a combined single amount of not less than Three Million Dollars ($3,000,000). Further, Landlord shall require all contractors performing work on the Premises by, through or under Landlord to procure and maintain workers’ compensation insurance in at least the statutorily required amounts, and a commercial general liability policy of at least One Million and No/100 Dollars ($1,000,000.00).

8.    MAINTENANCE. During the Term, subject to ordinary wear and tear, Tenant shall maintain and repair the interior of the Premises, including entrance doors and door jams (both inside and outside), ceiling tile, plate glass, exterior lighting, paved areas, snow removal, landscaping and common building systems (heating, ventilating, air-conditioning, plumbing and electrical).

A single repair, or the replacement of a single item which needs replacement, including the common building systems (heating, ventilating, air-conditioning, plumbing and electrical), in excess of Five Thousand Dollars ($5,000.00), shall be Landlord’s cost (with Tenant paying the first $5,000.00 of any such single repair or replacement); provided, however, that single item repairs and replacements of items repaired or replaced as part of one project shall be aggregated before determining the proper cost allocation hereunder.

Landlord shall maintain, repair, and replace as necessary, at its sole cost, all other portions of the Premises, including the exterior of the Building and all structural components and members, including exterior and load-bearing walls, the roof, roof trusses, sprinkler system, slab and foundation, gutters and downspouts.

If Tenant or Landlord refuses or neglects to make repairs and/or refuses to maintain the Premises or any part thereof in a manner reasonably satisfactory to the other, then Landlord or Tenant, as the case may be, shall have the right upon giving the other fifteen (15) days advance written notice of election to do so, to make such repairs or perform such maintenance on behalf of and for the account of the other. In such event, such work shall be paid for by the other within ten (10) days upon receipt of the itemized bill therefore. Notwithstanding any of the foregoing provisions of this Section 8, any latent defect, regardless of its nature, which becomes apparent during the first year of the Term shall be repaired by Landlord at Landlord’s expense and shall not be considered an operating cost. Notwithstanding anything contained herein to the contrary, Landlord shall make available to Tenant, and Tenant shall receive full benefit of, any manufacturers’ warranties/guarantees associated with any component(s) of the Premises, structural or non-structural, including mechanical systems.

9.    ALTERATIONS. Tenant shall not make any alterations in or additions to the Premises, or make any contract therefor without first procuring Landlord’s written consent, which consent will not be unreasonably withheld or delayed, provided that Tenant may make non-structural alterations not exceeding Twenty-Five Thousand Dollars ($25,000) without Landlord’s consent. All alterations, additions, improvements and fixtures, (except Tenant’s trade fixtures, partitions, furniture, office equipment, warehouse machinery and equipment and other movable items paid for by Tenant, all of which shall remain the property of and may be removed by Tenant) shall become the property of Landlord, and shall remain upon and be surrendered with the Premises on the expiration or earlier termination of the Lease without compensation or credit to Tenant; provided, that if on said expiration or termination, or within fifteen (15) days thereafter, Landlord so directs by written notice to Tenant, Tenant shall promptly remove the additions, improvements, fixtures, and installations which were placed in the Premises by Tenant and which are designated in said notice, and repair any damage occasioned by such removal, and in default thereof, Landlord may effect said removals and repairs at Tenant’s expense. All trade fixtures not removed by Tenant within fifteen (15) days of the receipt of a written request from Landlord shall become the property of Landlord.

10.    WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action, against the other, its agents, officers, servants, partners, shareholders, or employees for any loss or damage that may occur to the Premises, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause of origin, which is insured against under any property insurance policy actually being maintained from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained hereunder, whether or not such insurance coverage is actually being maintained by Tenant and regardless of the cause or origin, including in every instance negligence by the other party hereto, its agents, officers, or employees. Landlord and Tenant each agree to cause appropriate clauses to be included in their property insurance policies necessary to implement the foregoing provisions.

11.    INDEMNIFICATION. Tenant indemnifies and holds harmless Landlord for damages to persons or property, resulting from performance or non-performance by Tenant of its Lease obligations, or Tenant’s operations at or around the Premises, including claims regarding negligence, whether caused in whole or in part by Tenant, or Tenant’s agents; provided, that Tenant shall not be liable to the extent such claims result from (a) negligence or willful misconduct of Landlord, or (b) failure of Landlord to perform its Lease obligations.

Landlord indemnifies and holds harmless Tenant for damages to persons or property, resulting from performance or non-performance by Landlord of its Lease obligations, or its ownership, maintenance or operation of the Premises, including claims regarding negligence, whether caused in whole or in part by Landlord, or Landlord’s agents; provided, that Landlord shall not be liable to the extent such claims result from (a) negligence or willful misconduct of Tenant, or (b) failure of Tenant to perform its Lease obligations.

12.    SUBORDINATION. This Lease and all the right’s of Tenant hereunder are and shall be subject and subordinate at all times only to a properly filed and recorded first priority deed of trust, or mortgage placed on the Premises by an institutional lender any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded, either prior or subsequent to the date hereof, (and Tenant agrees to attorn to such holder), provided that the holder of any such mortgage agrees to recognize Tenant’s rights under this Lease so long as Tenant is not in default under any of the terms hereof (beyond any applicable notice and cure period). If requested by Landlord’s lender, Tenant shall execute and deliver a non-disturbance and attornment agreement in the form attached as Exhibit D to this Lease within thirty (30) days of receipt thereof pursuant to the notice provisions contained herein. If any beneficiary or mortgagee elects to have this Lease prior to the lien of its deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such deed of trust, or mortgage whether this Lease is dated prior or subsequent to the date of such other instrument or its recording date. Tenant shall execute and deliver within thirty (30) days of receipt thereof pursuant to the notice provisions contained herein, as often as reasonably requested, estoppel certificates substantially in the form attached as Exhibit E to this Lease, so long as Landlord attaches to such estoppel certificate copies of all modifications or amendments prior to requesting execution thereof.

13.    ABANDONMENT. Tenant shall not permit the accumulation of waste or refuse matter on the Premises. Tenant shall not abandon the Premises.

14.    CONDEMNATION. If the whole of the Premises hereby demised shall be taken or condemned by any competent authority for any public use or purpose, then the Term hereby granted shall cease on the day prior to the vesting of title in such authority, or taking of possession, (whichever occurs first) and Base Rent hereunder shall be paid and adjusted as of that day.

If a portion of said Premises, including the parking lot, shall be taken and, as a result thereof, there shall be such a major change in the character of the Premises as to prevent Tenant from using the same in substantially the same manner as theretofore used, then, and in that event, Tenant may either cancel or terminate this Lease as of the date when the part of the Premises so taken shall be required for such public purpose, or Tenant may continue to occupy the remaining portion, provided, however, Tenant shall give written notice to Landlord, within thirty (30) days after the date of such vesting of title, of its election. In the event Tenant shall remain in possession and occupation of the remaining portion, all the terms and conditions of this Lease shall remain in full force and effect with respect to such remaining portion, except that the Rent reserved to be paid hereunder shall be equitably reduced according to the amount and value of such remaining space; and provided further that Landlord shall, at Landlord’s own expense, promptly and with all reasonable diligence (subject to strikes, lockouts, inability to procure material and labor in the free market, governmental restrictions, fire, the elements and other extraordinary conditions beyond Landlord’s reasonable control) do such work as to make a complete architectural unit of the remainder of the Premises, and this Lease shall continue for the balance of its Term, subject to the terms and conditions herein stated.

The entire award for damages or compensation for the Premises taken, or the amount paid pursuant to private purchase in lieu thereof, whether such condemnation or sale be total or partial, shall belong to and be the property of Landlord, and Tenant hereby assigns to Landlord any and all such award or purchase price. Nothing herein contained shall be deemed or construed to prevent Tenant from interposing and prosecuting in any condemnation proceeding a claim for the value of any trade fixtures or personal property installed in the Premises by Tenant, moving expenses, and in the case of a partial condemnation of the Premises, the cost or damage sustained by Tenant as a result of the interruption of or damage to Tenant’s business.

15.    ASSIGNMENT; SUBLETTING. Tenant agrees not to assign, or in any manner transfer this Lease or any interest hereunder, and further agrees not to sublet the Premises or any portion thereof without the previous written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Notwithstanding the above, Tenant shall have the right to sublease the Premises or assign this Lease to an affiliate or wholly-owned subsidiary of Tenant without Landlord’s consent, provided Landlord is given written notice within fifteen (15) days following said sublease or assignment.

16.    ACCESS BY LANDLORD. Landlord may enter upon the Premises at all reasonable hours upon prior notice to Tenant for the purpose of inspecting the same, or making repairs, or to exhibit the Premises to prospective purchasers, or to prospective tenants during the last ninety (90) days of the Term, provided it does not interfere with Tenant’s use of the Premises.

17.    DAMAGE OR DESTRUCTION. In the event the Premises shall be destroyed or so damaged by fire, explosion, windstorm, or other casualty as to be untenantable, Landlord shall promptly restore the Premises in consultation with FM Global, but only if and to the extent that the insurance proceeds are paid over to Landlord, or if Tenant elects to self-insure, Tenant pays over the proceeds to permit a full restoration of the Building.

In the event the Premises shall be damaged as aforesaid but are not thereby rendered untenantable, Landlord shall promptly restore the Premises, and while such damage is being repaired, there shall be no abatement of Base Rent or other charges otherwise due from Tenant hereunder, during any restoration. Landlord shall not be liable for any delays in rebuilding or repairing due to labor controversies, riots, Acts of God, governmental laws or regulations, or inability to procure materials or labor or both, or any other causes beyond Landlord’s control. Notwithstanding anything contained herein to the contrary and subject only to delays caused by Tenant, or its agents, in the event that the Premises are not restored within one hundred eighty (180) days when rendered untenantable or within one hundred fifty (150) days when not rendered untenantable, Tenant shall have the right to terminate this Lease and all obligations hereunder by providing Landlord with written notice within thirty (30) days after the expiration of such one hundred eighty (180) or one hundred fifty (150) day periods, as applicable; provided, however, that such termination shall become effective upon the date which is the later to occur of: (i) thirty (30) days after the expiration of the one hundred eighty (180) or one hundred fifty (150) day period, as set forth above, and (ii) payment by Tenant and FM Global, if applicable, of all insurance proceeds necessary to permit full restoration of the Building.

18.    DEFAULT.

The occurrence of any of the following shall constitute a default by Tenant under this Lease:

a.	If Tenant shall fail to pay any payment of Base Rent when due or shall fail to make when due any other payment required by this Lease.

b.	If Tenant shall violate or fail to perform any term, condition, covenant or agreement to be performed or observed by Tenant under this Lease other than as otherwise set forth in this Section 18.

c.	The taking of any action for voluntary dissolution of Tenant.

d.	The making by Tenant of a general assignment for the benefit of creditors.

e.	Liquidation of substantially all of Tenant’s assets occurs.

f.	If proceedings are instituted in a court of competent jurisdiction for the adjudication as a bankrupt or insolvent or for the appointment of a receiver of the property of Tenant.

The occurrence of any default described in Sub-section (a) above shall be a “Tenant Event of Default” following the passage of fifteen (15) business days following Tenant’s receipt of written notice from Landlord of the occurrence of said default, provided such default is not cured during such cure period. The occurrence of any other default described in this Section 18 shall be a Tenant Event of Default following the passage of thirty (30) days following Tenant’s receipt of written notice from Landlord of the occurrence of said default, provided such default is not cured during such cure period (provided that in the case of any default that cannot be cured by the payment of money and cannot with diligence be cured within such thirty (30) day period, if Tenant shall proceed promptly to cure the same and thereafter shall prosecute the curing of such default with diligence and continuity, then the time within which such default may be cured shall be extended so long as Tenant’s diligently prosecutes the same to completion). Upon a Tenant Event of Default, Landlord shall have all rights and remedies at law and in equity, including the right to cure or attempt to cure such Tenant Event of Default, and the right to evict Tenant and retake possession with or without court order and collect the balance of Base Rent or any other sums which may be due under this Lease, provided that Landlord shall have an obligation to mitigate damages.

If Landlord breaches or fails to observe, keep, or perform any term, covenant or condition of this Lease on its part to be observed, kept or performed, Landlord shall be in default. The occurrence of any monetary default shall be a “Landlord Event of Default” following the passage of fifteen (15) business days following Landlord’s receipt of written notice from Tenant of the occurrence of such default, provided such default is not cured during such cure period. The occurrence of any non-monetary default shall be a Landlord Event of Default following the passage of thirty (30) days (or any shorter period of time specifically described in this Lease) following Landlord’s receipt of written notice from Tenant of the occurrence of such default, or if such breach cannot be cured with the payment of money and cannot, with due diligence, be cured within such period, if Landlord shall commence promptly to cure the same and thereafter shall prosecute the curing of such default with diligence and continuity, then the time shall be extended so long as Landlord diligently prosecutes the same to completion. Upon the occurrence and during the continuation of a Landlord Event of Default, in addition to any other legal or equitable rights or remedies to which Tenant may be entitled, all of which shall be cumulative, Tenant shall have the right to cure or attempt to cure such Landlord Event of Default. Landlord shall, within thirty (30) days following receipt of a written statement from Tenant, accompanied by valid copies of paid invoices, reimburse Tenant for all reasonable costs and expenses incurred by Tenant in affecting such cure. If Landlord fails to reimburse Tenant within thirty (30) days, Tenant shall have the right to offset such costs against Base Rent until such costs are recovered by Tenant.

19.    HOLDOVER. Should Tenant hold over and remain in possession of the Premises after the expiration of the Term without Landlord’s consent, it shall not be deemed or construed to be renewal of this Lease, but shall only operate to create a month-to-month tenancy which may be terminated by either party at the end of any month upon thirty (30) days’ written notice to the other party. During any holding over period, the Lease shall otherwise remain in full force and effect, except that Base Rent shall be one hundred and twenty-five percent (125%) of the Base Rent then in effect.

20.    NOTICES. Any notice or other communication provided for in this Lease shall be in writing and delivered by registered or certified mail, facsimile or personal or courier delivery to the other party at the address specified below unless a party has changed its address by notice given pursuant to this Section 20 in which case it shall be sent to the changed address.

Landlord:	c/o Wells Real Estate
6200 The Corners Parkway
Suite 250
Norcross, GA 30092
Attn: Asset Manager – Southern Region
Phone: (770) 449-7800
Facsimile: (770) 243-4684

Tenant:	Caterpillar Inc.
111 Southchase Blvd.
Fountain Inn, SC 29644
Attention: Facility Manager

With a copy to:	Caterpillar Inc.
100 N.E. Adams Street
Peoria, IL 61629-9320
Attn: Corporate Real Estate Manager
Phone: (309) 675-5142
Facsimile: (309) 494-4577

Any notice, demand or other communication sent by either party shall be deemed to have been received by the other party upon the earliest of: actual receipt or refusal of delivery; if personally delivered, at the time of delivery; if sent by certified or registered mail, seven (7) days after the date of posting; and if sent by facsimile, at the time of transmission, provided that the confirmation copy is sent by certified or registered mail.

21.    SEVERABILITY. If any term or provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the full extent permitted by law.

22.    ENVIRONMENTAL. Landlord hereby warrants and represents to the best of its knowledge that, except as set forth below, the Premises does not contain asbestos, PCB transformers, or other hazardous, toxic or contaminated materials or substances, or underground fuel storage tanks or any other material or substance which is defined or classified as hazardous or toxic under federal, state or local law (the aforementioned all of which collectively shall hereinafter be referred to as “Hazardous Materials”).

Landlord hereby covenants and agrees to indemnify and hold harmless Tenant and its directors, officers, employees, successors, legal representatives and assigns from and against all claims, damages, liabilities, losses, judgments, settlements and costs (including, without limitation, reasonable attorney’s fees and disbursements) in connection with Hazardous Materials arising out of, resulting from or in any way connected with or alleged or claimed to arise out of, result from or be in any way connected with (a) the use or occupancy of the Premises by the Landlord or any previous owner/occupant/user of the Premises, or any portion thereof, prior to Tenant’s occupancy of the Premises; (b) the use or occupancy of the Premises by any subsequent owner/occupant/user of the Premises, or any portion thereof, after Tenant’s occupancy of the Premises terminates; (c) violations by any prior or subsequent owner/occupant/user of the Premises of local, state and/or federal laws and regulations, including all applicable environmental laws and regulations as well as any liabilities, resulting from the practices of the prior or subsequent owner/occupant/user whether or not such practices were or could be deemed a violation of such laws and regulations; and (d) contamination of the Premises by Landlord or by its agents or employees during the Term hereof. Landlord’s obligations under Section 23 of this Lease shall survive the expiration or earlier termination of this Lease.

Landlord has had a standard Phase I environmental audit (“First Audit”) performed on the Premises. Tenant has approved the nature and extent of the First Audit. Tenant has accepted the nature and extent of the testing done by the consultant and any testing requested by Tenant over and above a standard Phase I audit shall be paid for by Tenant.

Tenant hereby covenants and agrees to indemnify and hold harmless Landlord and its directors, officers, employees, successors, legal representatives and assigns from and against all claims, damages, liabilities, losses, judgments, settlements and costs (including, without limitation, reasonable attorney’s fees and disbursements) in connection with Hazardous Materials arising out of, resulting from or in any way connected with or alleged or claimed to arise out of, result from or be in any way connected with (a) the use or occupancy of the Premises by the Tenant or any occupant/user of the Premises, or any portion thereof, during the Term of this Lease; and (b) violations by Tenant or any occupant/user of the Premises during the Term of this Lease of local, state and/or federal laws and regulations, including all applicable environmental laws and regulations as well as any liabilities resulting from the practices of Tenant or any occupant/user of the Premises during the Term of this Lease whether or not such practices were or could be deemed a violation of such laws and regulations. The indemnification provided by Tenant in the preceding sentence shall not be applicable if it can be demonstrated that the Hazardous Materials found on the Premises were present on the Premises prior to the Commencement Date, nor shall it be applicable in the event that the source of any contamination is from adjacent properties or otherwise as a result of the actions of the Landlord, its agent or employees.

Landlord understands that Tenant is relying solely on the Landlord’s warranties and representations made hereunder and the results of the First Audit, regarding the existence of any Hazardous Materials on or about the Premises.

Tenant, at any time and from time to time during the Term of the Lease, shall have the right to conduct inspections, tests, surveys and other studies for the purpose of identifying the existence in, on or about the Premises of Hazardous Materials. It is understood, however, that Tenant shall have no obligation to make such inspection, tests, surveys and studies and the fact that Tenant does not make them shall in no way reduce the Tenant’s rights nor the Landlord’s obligations under this Lease.

All exceptions to the foregoing representations and warranties are listed below: None, except any matters revealed by the First Audit.

23.    SUCCESSORS AND ASSIGNS. The terms hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Landlord and Tenant. The reference contained to successors and assigns is not intended to constitute a general consent to assignment by Tenant, but as reference only to those instances in which Landlord may later give written consent to a particular assignment as required hereunder.

24.    USE; COMPLIANCE WITH LAWS.

a.

Tenant shall use the Premises only for the provision of logistics and distribution services, including but not be limited to (i) receipt, storage, shipment, subassembly, kitting, light manufacturing and storage and processing of industrial and/or automotive products, including diesel engines and component parts, (ii) the receipt, storage, movement and shipping of truck trailers and sea vans containing industrial and/or automotive products, including diesel engines and component parts, (iii) the storage and processing of hazardous materials in connection with (i) and (ii) above, and (iv) all lawful purposes in furtherance of (i) through (iii) above (collectively, the “Permitted Use”). Any change in the Permitted Use may be made only with the consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall comply in all material respects with all laws and regulations applicable to its use of the Premises.

b.

Landlord hereby warrants and represents that on or before the Commencement Date, Landlord shall cause the Premises to be in compliance with all applicable laws, regulations and ordinances, or codes in effect on the Commencement Date, including without limitation, the Americans with Disabilities Act and other Federal laws, and Landlord shall be fully responsible for causing the Premises to be in compliance with all applicable laws, regulations, codes and ordinances applicable during the Term, except to the extent such laws, regulations, codes or ordinances apply to the Premises solely due to Tenant’s unique use of the Premises for the purposes described in this Section 24.

25.    RENEWAL OPTIONS. Provided that Tenant is not in default in any of the terms of this Lease, Tenant may extend the Term of this Lease and the provisions hereof for two (2) two (2) year renewal terms (each a “Renewal Term”). Tenant may exercise the renewal options hereunder by notifying Landlord in writing at least six (6) months prior to the expiration of the then current Term. The Renewal Terms shall be on the same terms and conditions as herein, except that Base Rent shall be at ninety-five percent (95%) of the fair market rental rate.

The fair market rental rate, with respect to a Renewal Term, shall be determined as follows. Within thirty (30) days after Tenant’s exercise of its option to extend, Landlord will propose to Tenant the fair market rental rate. Within thirty (30) days thereafter, Tenant will either accept such determination (with no response on Tenant’s part during such period being deemed disagreement) or, if Tenant disagrees with such determination, Tenant will provide, in writing to Landlord, Tenant’s determination of the fair market rental rate. If, within thirty (30) days thereafter, the parties are not able to agree on the fair market rental rate, within twenty (20) days after such failure to agree, Landlord and Tenant shall together appoint a real property MAI appraiser to determine the fair market rental rate. If Landlord and Tenant are not able to agree upon the designation of the appraiser, then the appraiser will be appointed by the American Arbitration Association (or its successor) from its qualified panel of arbitrators. Within forty-five (45) days after his appointment, the appraiser will determine the fair market rental value of the Premises applicable to the Renewal Term and shall choose whichever of the fair market rental values set forth in Landlord’s initial proposal or Tenant’s response is closer to such determination, which shall, for all purposes hereunder, be deemed the fair market rental rate. The determination of the appraiser shall be binding, final and conclusive on the parties. The fees and expenses of the appraiser and all costs incurred in connection with the appointment of the appraiser will be shared equally by Landlord and Tenant.

26.    SIGNAGE. Landlord shall install for Tenant one (1) sign on the Building (the “Building Sign”). Landlord and Tenant shall approve the sign specifications for the Building Sign, which approval shall not be unreasonably withheld or delayed. No sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior of the Building (including Tenant’s windows and doors) that violates any applicable law or applicable restriction, including but not limited to the park’s sign criteria and the covenants, conditions and restrictions for the park. In addition to the Building Sign, Tenant shall have the right to install at its own expense any sign at the Building, provided that such sign and its size and location (i) otherwise comply with the terms of this Section 26 and (ii) have been approved by Landlord, such approval to not be unreasonably delayed or withheld. If any exterior sign, advertisement or notice that does not conform to the requirements set forth in this Section 26 is exhibited or installed by Tenant, Landlord shall have the right to remove the same at Tenant’s expense. All of the Tenant’s signs shall be: (i) installed after the Tenant has obtained, at Tenant’s sole cost and expense, all permits, approvals and licenses required thereof and delivered copies thereof to Landlord, and (ii) at Tenant’s sole cost and expense, installed, maintained, repaired and replaced in a first-class manner. Landlord reserves the right to affix, install and display signs, advertisements and notices on any part of the exterior of the Building to sell the Building at any time during the Term (or lease during the last one hundred twenty (120) days of the Term) so long as they are first-class and reasonable in quantity and size; any other type of sign proposed by Landlord shall require Tenant’s prior consent, which shall not be unreasonably withheld.

27.    NO OTHER BROKERS. Tenant and Landlord represent and warrant that each has not dealt with any real estate broker, finder or other person, with respect to this Lease in any manner, except Colliers Keenan whose address is 201 E. McBee Avenue, Suite 201 Greenville, SC 29601. Landlord shall pay only any commissions or fees that are payable to the above-named broker or finder with respect to this Lease pursuant to Landlord’s separate agreement with such broker or finder. Both parties shall indemnify and hold the other harmless from any and all damages resulting from claims that may be asserted by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by the other party in the future), claiming to have dealt with the other party in connection with this Lease or any amendment or extension hereto, or which may result from Tenant leasing other or enlarged space from Landlord.

28.    LEGAL EXPENSES. If Tenant or Landlord shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered, but only to the extent that such costs are incurred after the occurrence of a Tenant Event of Default or Landlord Event of Default, as the case may be (“Permitted Costs”). Permitted Costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise, including the reasonably estimated cost of any in-house counsel on an hourly basis and actual court costs, incurred by Tenant in connection therewith to enforce the terms, covenants and conditions of this Lease to be observed or performed by Landlord, or to cure any Landlord Event of Default.

29.    WAIVER OF LANDLORD’S LIEN. Within thirty (30) days following any written request by Tenant, Landlord shall execute and return to Tenant a written Waiver and Agreement substantially in the form of that attached as Exhibit F to this Lease.

30.    LANDLORD IMPROVEMENTS. On or before the Commencement Date, Landlord shall provide at its sole cost Landlord’s Work listed on Exhibit C hereto; provided, however, that Landlord shall not be obligated to spend in excess of Nine Hundred Eleven Thousand Three Hundred Fifty Dollars ($911,350.00) on Landlord’s Work.

31.    TERMINATION OPTION. Tenant shall have the one-time right to terminate the Lease in the 37th month of the Term. Tenant shall have the option to give either six (6) months prior written notice or nine (9) months prior written notice. If Tenant provides six (6) months prior written notice, the payment due from Tenant for early termination shall be the unamortized tenant improvements costs and commission fees, each of which shall have an interest rate charged upon such at eight and one-half percent (8.5%), from the date advanced until the date repaid to Landlord, plus six (6) months of the then current rate of Base Rent. If Tenant provides nine (9) months prior written notice, the payment due from Tenant for early termination shall be unamortized tenant improvement costs, commission fees and a three

(3) months Base Rent payment. The payment for early termination, in either event, shall be due and payable by Tenant on or before the effective date of such termination.

32.    QUIET ENJOYMENT; NO RELOCATION. So long as no Event of Default has occurred and is continuing, Tenant shall have and enjoy peacefully the possession of the Premises during the Term, subject to the provisions of this Lease. Landlord shall have no lien rights to any of Tenant’s furniture, fixtures, equipment, vehicles, receivables or the property of third parties in Tenant’s possession, and Landlord hereby waives all rights of distraint. Landlord may not substitute other space for the Premises.

33.    PURCHASE OPTION. If, at any time during the Term, Landlord offers the Building for sale, Landlord will include Tenant in the offering and afford Tenant the opportunity to competitively bid for the purchase of the Building on the same basis and on the same timing as other third party purchasers.

Caterpillar Inc. (Tenant)

By: /s/ Bruce E. Schuver

Name: Bruce E. Schuver

Title: General Manager

Wells Fund XI-Fund XII-REIT Joint Venture (Landlord)
a Georgia Joint Venture Partnership

By:	Wells Operating Partnership, LP, a Delaware
Limited Partnership, its Administrative Joint Venturer

	By:	Wells Real Estate Investment Trust, Inc.
A Maryland Corporation, as general partner

By: /s/ Douglas P. Williams

Name: Douglas P. Williams

Title: Executive Vice President